Exhibit 4.2
REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of July 1, 2011, is entered into by and between EQUITY LIFESTYLE PROPERTIES, INC., a Maryland corporation formerly known as Manufactured Home Communities, Inc. (the “Company”), and Hometown America, L.L.C., a Delaware limited liability company (the “Investor”).
RECITALS
     WHEREAS, pursuant to a Purchase and Sale Agreement dated May 31, 2011 by and among MHC Operating Limited Partnership, an Illinois limited partnership (the “Partnership”), the Investor and certain other entities listed on the signature page thereto, the Company will issue to the Investor shares of the common stock of the Company, par value $.01 per share (the “Common Stock”), and shares of Series B Subordinated Non-Voting Cumulative Redeemable Preferred Stock of the Company, par value $.01 per share (the “Series B Preferred Stock”), which are in turn exchangeable for either cash or, at the option of the Company, Common Stock; and
     WHEREAS, the Investor is willing to enter into the agreements contained herein as a condition to the Partnership’s delivery of the Common Stock and the Series B Preferred Stock to the Investor.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions.
     As used in this Agreement, the following capitalized defined terms shall have the following meanings:
     “Agreement” shall have the meaning set forth in the preamble.
     “Closing Date” shall mean the first date on which any issuance of shares of Common Stock or Series B Preferred Stock to the Investor by the Company occurs.
     “Common Stock” shall have the meaning set forth in the preamble.
     “Company” shall have the meaning set forth in the preamble and shall also include the Company’s successors or other parties who succeed to the Company’s obligations hereunder.
     “Covered Securities” shall have the meaning set forth in Section 4(d) hereof.
     “Cure Date” shall have the meaning set forth in Section 4(d) hereof.
     “Default Date” shall have the meaning set forth in Section 4(d) hereof.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

     “Existing Shelf Registration Statement” shall mean the Company’s “automatic registration statement,” as defined under Rule 405 under the Exchange Act, on Form S-3ASR (No. 333-159014), including the related base prospectus, covering the registration of shares of preferred stock, shares of common stock, depositary shares representing preferred stock, warrants and rights under the Securities Act, and the offer and sale thereof from time to time in accordance with Rule 415 under the Securities Act and all amendments and supplements to such Existing Shelf Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
     “Holder” shall mean (i) the Investor or (ii) any Person holding Registrable Securities as a result of a transfer or assignment of Registrable Securities to that Person other than pursuant to an effective Registration Statement or Rule 144 under the Securities Act, in each case where securities sold in such transaction may be resold in a public distribution without subsequent registration under the Securities Act, and together the entities described in clauses (i) and (ii) hereof shall be “Holders.”
     “Indemnified Party” shall have the meaning set forth in Section 5(c) hereof.
     “Indemnifying Party” shall have the meaning set forth in Section 5(c) hereof.
     “Investor” shall have the meaning set forth in the preamble.
     “New Registration Statement” shall have the meaning set forth in Section 2(b) hereof.
     “Person” shall mean an individual, partnership, corporation, trust, or unincorporated organization, or government or agency or political subdivision thereof.
     “Prospectus” shall mean any prospectus included in a Registration Statement, including any preliminary Prospectus, and any such Prospectus as amended or supplemented by any prospectus supplement (including the Selling Stockholder Prospectus Supplement) with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and by all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.
     “Registrable Securities” shall mean (i) the shares of Common Stock issued by the Company to the Investor, and (ii) any shares of Common Stock issued by the Company upon redemption of any shares of Series B Preferred Stock; provided, however, that the securities listed above shall cease to be Registrable Securities to the extent that (i) a Registration Statement with respect to such securities shall have been declared effective under the Securities Act and remains effective as provided herein, (ii) all such securities are eligible for resale in a public distribution pursuant to Rule 144 without holding periods or volume limitations, or (iii) such securities have been disposed of pursuant to such Registration Statement.
     “Registration Expenses” shall mean any and all expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation: (i) all SEC, stock exchange or Financial Industry Regulatory Authority, Inc. (“FINRA”) registration, listing and filing fees, (ii) all reasonable fees and expenses incurred in connection with compliance with federal or state securities or blue sky laws, (iii) all expenses of the Company in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, certificates and other documents relating to the performance of and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing of any of the Registrable Securities on any securities exchange or the Nasdaq National Market pursuant to Section 3(k) hereof, (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, but excluding underwriting discounts and commission and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder, (vi) Securities Act liability insurance, if the Company so desires, and (vii) fees and expenses of other Persons reasonably necessary in connection with the registration, including any experts, transfer agent or registrar, retained by the Company.
     “Registration Statement” shall mean a Registration Statement (including the Existing Shelf Registration Statement and, if necessary, a New Registration Statement) of the Company which covers all of the Registrable Securities on an appropriate form under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
     “Sales Notice” shall have the meaning set forth in Section 4(d) hereof.
     “SEC” shall mean the Securities and Exchange Commission or any successor federal agency.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.
     “Selling Stockholder Prospectus Supplement” shall mean the prospectus supplement to be filed by the Company under the Existing Shelf Registration Statement in accordance with the provisions of Rules 430B and 424(b) under the Securities Act relating to the terms of the offering of the Registrable Securities.
     “Series B Preferred Stock” shall have the meaning set forth in the Recitals.
     “Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.
     2. Registration Under the Securities Act.
          (a) Filing of Selling Stockholder Resale Prospectus. The Company shall file on the Closing Date, a Selling Stockholder Prospectus Supplement providing for the resale of the Registrable Securities of the Holders. The Company agrees to use its best efforts to keep the Existing Shelf Registration Statement continuously effective until its expiration on May 6, 2012, or such shorter period which will terminate when all of the Registrable Securities covered by the Selling Stockholder Resale Prospectus have been sold. If the Existing Shelf Registration Statement ceases to be effective for any reason, or if the Registration Statement ceases to be an automatic shelf registration, the Company shall use commercially reasonable efforts to obtain withdrawal of any order suspending the effectiveness thereof and in any event within 30 days of the cessation of effectiveness either amend the Registration Statement in a manner reasonably expected to obtain the withdrawal of the stop order or file a new shelf Registration Statement as provided in Section 2(b). The Company further agrees, if necessary, to supplement or amend the Existing Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registration.

          (b) Filing of New Shelf Registration Statement. If, at the time the Existing Shelf Registration Statement expires, or if at any time the Existing Shelf Registration Statement cannot be amended to cause the withdrawal of a stop order, Registrable Securities still exist, the Company agrees to use its best efforts to file a new “shelf” Registration Statement (the “New Registration Statement”) and a new Selling Stockholder Prospectus Supplement providing for the sale of the remaining Registrable Securities of the Holders and to use its best efforts to keep such new shelf Registration Statement continuously effective until such date that is two (2) years following the Closing Date. The Company further agrees, if necessary, to supplement or amend the applicable Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registration.
          (c) Expenses. The Company shall pay all Registration Expenses in connection with any registration undertaken pursuant to Sections 2(a) and (b) hereof. Each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to the Registration Statement.
     3. Registration Procedures.
     In connection with the obligations of the Company with respect to the Selling Stockholder Prospectus Supplement filed pursuant to Section 2(a) or, if necessary, Section 2(b) hereof and, if necessary, a Registration Statement filed pursuant to Section 2(b) hereof, the Company shall use its commercially reasonable efforts to effect or cause to be effected the registration of the Registrable Securities under the Securities Act to permit the resale of such Registrable Securities by the Holder in accordance with its intended method or methods of distribution, and the Company shall:
          (a) prepare and file with the SEC, as specified in Section 2(a) or, if necessary, Section 2(b) hereof, the Selling Stockholder Prospectus Supplement which, together with the Existing Shelf Registration Statement or the New Registration Statement, as applicable, shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, and use its commercially reasonable efforts to cause such Existing Shelf Registration Statement or the New Registration Statement, as applicable, to become effective and remain effective in accordance with Section 2 hereof;
          (b) subject to Section 3(j) hereof, prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period; cause each such Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holder thereof;
          (c) furnish to the Holder of Registrable Securities without charge, as many copies of each Prospectus, including each summary prospectus or preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities; the Company consents to the use of any such Prospectus, including each preliminary Prospectus, by the Holder of Registrable

Securities, if any, in connection with the offering and. sale of the Registrable Securities covered by any such Prospectus;
          (d) use its best efforts to register or qualify, or obtain exemption from registration or qualification for, all Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as the Holder of Registrable Securities covered by a Registration Statement shall reasonably request in writing, keep each such registration or qualification or exemption effective during the period such Registration Statement is required to be kept effective and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;
          (e) notify the Holder of Registrable Securities promptly and, if requested by such Holder, confirm such advice in writing (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, and (iii) of the happening of any event during the period a Registration Statement is effective as a result of which such Registration Statement or the related Prospectus contains any untrue statement of a material fact, or omits to state any material fact, required to be stated therein or necessary to make the statements therein not misleading, and (iv) of the Company’s receipt of any notification of the suspension of the qualification of any Registrable Securities covered by a Registration Statement for sale in any jurisdiction; in the event the Company shall give notice as to the occurrence of any event described Sections 3(e)(ii), 3(e)(iii) or 3(e)(iv) hereof, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of such notice to the date the Company delivers notice that disposition may be made;
          (f) furnish to the Holder of Registrable Securities copies of any request by the SEC or any state securities authority of amendments or supplements to a Registration Statement and Prospectus or for additional information;
          (g) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment;
          (h) provide to the Holders, at no cost to such Holders, a copy of each Registration Statement and any amendment thereto with respect to Registrable Securities, each Prospectus contained in such Registration Statement or post-effective amendment and any amendment or supplement thereto and such other documents as such Holders may reasonably request in order to facilitate the disposition of their Registrable Securities covered by such Registration Statement; the Company consents to the use of each such Prospectus and any supplement thereto by such Holders in connection with the offering and sale of their Registrable Securities covered by such Registration Statement or any amendment thereto;
          (i) upon the occurrence of any event contemplated by Section 3(e)(iii) hereof, immediately notify all Holders of the Registrable Securities affected by such event of such event and prepare and provide to such Holders a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference and file any required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
          (j) make available for inspection by representatives of the Holder of the Registrable Securities and any special counsel or accountant retained by such Holders, all financial and other records, pertinent corporate documents and properties of the Company and, cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, special counsel or accountant in connection with a Registration Statement; provided, however, that such records, documents or information which the Company determines, in good faith, to be confidential and notifies such representatives, special counsel or accountants are confidential shall not be disclosed by the representatives, special counsel or accountants unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a misstatement or omission in a Registration Statement, (ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public;
          (k) use its commercially reasonable efforts (including, without limitation, seeking to cure any deficiencies (within the Company’s control) cited by such exchange or market in the Company’s listing application) to list all Registrable Securities on The New York Stock Exchange (unless the Company qualifies and chooses to list all Registrable Securities on the American Stock Exchange or The Nasdaq National Market in lieu of the New York Stock Exchange, in which event the Company shall use its best efforts to list all Registrable Securities on the American Stock Exchange or The Nasdaq National Market);
          (l) provide a CUSIP number for all Registrable Securities, not later than the effective date of the Registration Statement;
          (m) use its commercially reasonable efforts to comply with the Securities Act and the Exchange Act in connection with the offer and sale of the Registrable Securities to be sold pursuant to a Registration Statement, and, make available to its security holders, as soon as reasonably practicable, an earnings statement covering at least twelve (12) months which shall satisfy the provisions of Section 11 (a) of the Securities Act and Rule 158 thereunder;
          (n) provide and cause to be maintained a transfer agent for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement; and
          (o) cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing their Registrable Securities to be sold pursuant to a Registration Statement and not bearing any Securities Act legend; and enable certificates for such Registrable Securities be issued for such numbers of shares and registered in such names as such Holders may reasonably request at least two (2) business days prior to any sale of their Registrable Securities.
     The Company may require the Holder of Registrable Securities to furnish to the Company such information regarding the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing in order to comply with all laws, rules and regulations affecting the Registration Statement.

     The Holders agree that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(e)(iii) hereof, such Holders will immediately discontinue disposition of Registrable Securities pursuant to a Registration Statement until such Holders’ receipt of the copies of the supplemented or amended Prospectus and, if so directed by the Company, such Holders will deliver to the Company (at the expense of the Company) all copies in their possession, other than permanent file copies then in such Holders’ possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.
     4. Black-Out Period.
          (a) Following the filing of the a Selling Stockholder Prospectus Supplement pursuant to Section 2(a) or, if necessary, Section 2(b) hereof (and the filings with any state securities commissions), the Company may direct the Holder to suspend sales of the Registrable Securities for such times as the Company reasonably may determine is necessary and advisable, including the following events: (i) an underwritten primary offering by the Company where the Company is advised by the underwriters for such offering that sale of Registrable Shares under the Registration Statement would have a material adverse effect on the primary offering, or (ii) pending negotiations relating to, or consummation of, a transaction or the occurrence of an event (x) that would require additional disclosure of material information by the Company in the Registration Statement (or such filings), (y) as to which the Company has a bona fide business purpose for preserving confidentiality or (z) which renders the Company unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable.
          (b) In the case of an event which causes the Company to suspend the effectiveness of a Registration Statement (a “Suspension Event”), the Company may give notice (a “Suspension Notice”) to the Holder to suspend sales of the Registrable Shares so that the Company may correct or update the Registration Statement (or such filings); provided, however, that such suspension shall continue only for so long as the Suspension Event or its effect is continuing (a “Suspension Period”). The Holder agrees that it will not effect any sales of the Registrable Shares pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company. If so directed by the Company, the Holder will deliver to the Company all copies of the Prospectus covering the Registrable Shares held by them at the time of receipt of the Suspension Notice. The Holder may recommence effecting sales of the Registrable Shares pursuant to the Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company promptly following the conclusion of any Suspension Event and the effectiveness of any required amendment or supplement to the Registration Statement.
          (c) Notwithstanding the provisions of Sections 4(a) and 4(b) hereof to the contrary: (i) no Holder shall be subject to the provisions of Sections 4(a) and 4(b) hereof for a period of time in excess of one hundred twenty (120) days; and (ii) no Suspension Notice may be given more than once in any twelve (12) month period. Moreover, notwithstanding Sections 2(a) and 2(b) hereof, if the Company shall give a Suspension Notice pursuant to this Section 4, the Company agrees it shall extend the period during which the Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of the giving of the Suspension Notice to and including the date when the Holders shall have received the End of Suspension Notice and copies of the supplemented or amended Prospectus necessary to resume sales.
          (d) During any Suspension Period or at any time the Company is in default of its obligations to register the Registrable Securities pursuant to Section 2 hereof, the Holder may notify the

Company in writing (a “Sales Notice”) that it desires to sell a specified number of its Registrable Securities (each a “Covered Security” and, together, the “Covered Securities”). If the Company fails within 30 days following receipt of such Sales Notice to deliver the End of Suspension Notice or register the Registrable Securities pursuant to Section 2 hereof, as applicable, the Company shall begin to accrue on the day after such 30th day a cash payment amount equal to the product of: (i) the 30-day U.S. Treasury rate as reported in the Wall Street Journal on the 30th day after the Company’s receipt of the Sales Notice (the “Default Date”), or if such date is not a trading day, the most recent trading day immediately preceding such date; (ii) the last reported sale price per share of the Common Stock at the close of trading on the NYSE on the Default Date, or if such date is not a trading day, the most recent trading day immediately preceding such date; and (iii) the specified number of Covered Securities as set forth in the Sales Notice. This cash payment amount shall accrue, on a daily non-compounding basis until but excluding the day the Company delivers an End of Suspension Notice or complies with Section 2 hereof, as applicable (the “Cure Date”). The cash payment amount shall be payable two (2) business days after the Cure Date. Notwithstanding the foregoing, no Sales Notice may be given in respect of Registrable Securities that represent shares of Common Stock that may be issued in connection with a redemption of the Series B Preferred Stock unless and until such shares of common stock have been issued in satisfaction of a redemption request by the Holder in lieu of a cash redemption price. The accrual of the cash payment amount under this Section 4(d) shall be the Holder’s sole remedy for the Company’s failure to file a Selling Stockholder Prospectus Supplement or a New Registration Statement, as applicable, pursuant to its obligations under this Agreement.
     5. Indemnification.
          (a) The Company will indemnify each Holder, each such Holder’s officers and directors, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages, liabilities and expenses (including reasonable legal expenses), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement or prospectus relating to such Holder’s Registrable Securities, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided however, that the Company will not indemnify and will not be liable to any Holder in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in conformity with and in reliance upon information furnished in writing to the Company by such Holder or by an underwriter for inclusion therein.
          (b) Each Holder will indemnify the Company, each of its trustees and each of its officers who signs the Registration Statement, each underwriter, if any, of the Company’s securities covered by such Registration Statement, and each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages, liabilities and expenses (including reasonable legal fees and expenses) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement or prospectus, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement or prospectus, in reliance upon and in conformity with information furnished in writing to the Company by such Holder for inclusion therein.

          (c) Each party entitled to indemnification under this Section 5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. However, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party pursuant to the provisions of this Section 5, except to the extent of the actual damages suffered by such delay in notification. The Indemnifying Party shall assume the defense of such action, including the employment of counsel, which shall be chosen by the Indemnifying Party and shall be reasonably satisfactory to the Indemnified Party, and payment of expenses in connection with such defense. The Indemnified Party shall have the right to employ its own counsel in any such case, but the legal fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall not have assumed the defense of such action within a reasonable period of time, or (iii) the Indemnified Party shall have been reasonably advised by its counsel that there may be defenses available to it or them which are different from or additional to those available to Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events such fees and expenses shall be borne by the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each such Indemnified Party of a release from all liability in respect to such claim or litigation.
          (d) If the indemnification provided for in this Section 5 is unavailable to a party that would have been an Indemnified Party under this Section 5, then each party that would have been an Indemnifying Party hereunder shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such claims, losses, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other in connection with the statement or omission which resulted in such claims, losses, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation that fails to take account of the equitable considerations referred to above in this Section 5(d). For purposes of this Section 5(d), each person, if any, who controls the Holder within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Holder and each trust manager of the Company, each officer of the Company who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company.
          (e) No person guilty of fraudulent misrepresentation (within the meaning of Section, 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
          (f) In no event shall any Holder be liable for any claims, losses, damages, liabilities or expenses pursuant to this Section 5 in excess of the net proceeds to such Holder for the sale of such Holder’s Registrable Securities pursuant to a Registration.

     6. Miscellaneous.
          (a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company and Holders holding at least 51% of the total then outstanding (i) Registrable Securities and (ii) Series B Preferred Stock not theretofore exchanged for Common Stock, voting as one class for the purposes hereof.
          (b) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (i) if to the Investor, at the address or telecopier number set forth below its signature hereon, and thereafter at such other address or telecopier number, notice of which is given in accordance with the provisions of this Section 6(b), (ii) if to an assignee or transferee of the Investor, to such address or telecopier number such assignee or transferee shall have provided to the Company, and (iii) if to the Company, at:
c/o Equity Lifestyle Properties, Inc.
Two N. Riverside Plaza, Suite 800
Chicago, IL 60606
Attn: Chief Financial Officer
fax no. (312) 279-1710
with a copy to:
c/o Equity Lifestyle Properties, Inc.
Two N. Riverside Plaza, Suite 800
Chicago, IL 60606
Attn: General Counsel
fax no. (312) 279-1715
and:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attn: Larry P. Medvinsky, Esq.
and thereafter at such other address or telecopier number, notice of which is given in accordance with the provisions of this Section 6(b). All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.
          (c) Successors. The rights and obligations of any Holder hereunder may be assigned to any other Holder and to any assignee of the Registrable Securities. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the Company and the Holders.

          (d) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          (e) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
          (f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          (g) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
          (h) Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement to accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction.
          (i) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.
          (j) Attorneys’ Fees. If the Company or any Holder brings an action to enforce its rights under this Agreement, the prevailing party in the action shall be entitled to recover its costs and expenses, including without limitation, reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.
          (k) Authority; Binding Effect. Each party hereto represents and warrants that it has the fall legal right, power and authority to execute this Agreement, that this Agreement has been duly authorized, executed and delivered on behalf of such party and constitutes a valid and binding agreement of such party enforceable in accordance with its terms.
          (l) Additional Shares. The parties agree that any Registration Statement may register shares that are not Registrable Securities but are equity securities of the Company held by others, or to be issued to others, provided the same shall not limit or affect the Company’s obligations to Holders with respect to Registrable Securities hereunder.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EQUITY LIFESTYLE PROPERTIES, INC.
By:	/s/ Michael B. Berman
	Name:	Michael B. Berman
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Registration Rights Agreement

HOMETOWN AMERICA, L.L.C., a Delaware limited
liability company
By: Hometown Residential Manager, L.L.C., a Delaware
limited liability company, its manager

By: Name:	/s/ Richard G. Cline, Jr. Richard G. Cline, Jr.
Title:	Chief Executive Officer

Address:	150 North Wacker Drive Suite 2800 Chicago, IL 60606 Attention: Richard Cline, Jr.

Telecopier:	(312) 604-7501
with a copy to:
Nancy Nagel, Esq., of counsel
Fox, Hefter, Swibel, Levin & Carroll, LLP
c/o Hometown America
150 N. Wacker Drive, Suite 2800
Chicago, IL 60606
Direct Fax: 801-409-4959
nnagel@hometownamerica.net
Signature Page to Registration Rights Agreement